Explanation of Responses

1)
Received in exchange for Mr. Yogel’s interest in Rio Garment S. de R.L., a limited liability company organized under the laws of Honduras (“Rio”), under the terms of the Agreement and Plan of Merger, dated as of June 13, 2011, among the Issuer, RG Merger Sub, S.A., a Honduran sociedad anonima and a wholly owned subsidiary of the Issuer, Rio, the equityholders of  Rio (the “Equityholders”) and BGY II, LLC, a Delaware limited liability company (“BGY II”) as equityholders’ representative (as amended, the “Merger Agreement”). Pursuant to the Merger Agreement, at the closing of the transaction, on August 25, 2011, the Issuer issued an aggregate of 967,009 shares of common stock to BGY II (valued at a 90-day volume-weighted average price per share of $3.6480).  Pursuant to the terms of the Merger Agreement, since Rio’s 2011 adjusted EBITDA for the year ended December 31, 2011 multiplied by three (3) equaled or exceeded $23,000,000, an additional 753,838 shares of common stock were  issued to BGY II, on behalf of the Equityholders, on March 30, 2012.  In addition, on September 6, 2012, in accordance with the terms of the Merger Agreement and following the one-year anniversary of the closing of the transaction, 60,258 shares, which were previously being held back in connection with potential tax indemnification claims, were released to BGY II on behalf of the Equityholders.  Such shares were previously being held back in order to satisfy certain tax-related indemnification claims.   In accordance with the Merger Agreement, an additional 967,702 shares of common stock continue to be held back by the issuer, which may be used to satisfy claims arising as a result of the Equityholders’ breach of their representations and warranties or covenants in the Merger Agreement. Mr. Yogel owns an interest in BGY II through YIH III, LLC. The Equityholders have executed an Equityholders’ Representative and Distribution of Proceeds Agreement (the “Distribution of Proceeds Agreement”), pursuant to which the cash paid, and the common stock issued to, BGY II by the Issuer pursuant to the Merger Agreement is distributed among the Equityholders pursuant to the terms of such Distribution of Proceeds Agreement.

2)
YIH IV, LLC (“YIH IV”) is a Delaware limited liability company.  Mr Yogel owns an interest in YIH IV through Metropolitan Retail Capital, LLC,  the managing member of YIH IV.  The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein, and the inclusion of these shares in this report shall not be deemed an admission of beneficial ownership of all of the reported shares for purposes of Section 16 or for any other purpose.